ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.

National Renewable Energy Investment Fund, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

Article II of the Articles of Incorporation has been amended and restated in its entirety so as to read as follows:

“ARTICLE II

NAME

The name of the corporation (the “Corporation”) is: Green Energy Capital Corp.”

This amendment of the charter of the Corporation has been approved by the unanimous consent of the Board of Directors of the Corporation pursuant to Sections 2-408 and 2-605 and of Maryland General Corporation Law.

We, the undersigned President and Assistant Secretary swear under penalties of perjury that the foregoing is a corporate act.

By:	/s/ Thomas Myers	By:	/s/ Amy Mitchell
Name:	Thomas Myers	Name:	Amy Mitchell
Title:	President	Title:	Assistant Secretary

Return Address of Filing Party:

Husch Blackwell Sanders LLP

1620 Dodge Street, Suite 2100

Omaha, NE 68102

Contact: Jeanie Ferguson, Paralegal